Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $1.5 million, down $0.3 million, from $1.8 million for third quarter of 2022
●	Diluted earnings per share of $0.34, down $0.08, from $0.42 for third quarter of 2022
●	Net interest income of $7.8 million, down $0.5 million, from $8.3 million for third quarter of 2022
●	Net interest margin of 2.81%, down 32 basis points, from 3.13% for third quarter of 2022
●	Net loans receivable of $851 million, up $24 million, from $827 million at June 30, 2023

Year to Date Summary

●	Net income of $4.6 million, down $1.0 million, from $5.6 million for first nine months of 2022
●	Diluted earnings per share of $1.04, down $0.23, from $1.27 for first nine months of 2022
●	Net interest income of $23.6 million, up $0.3 million, from $23.3 million for first nine months of 2022
●	Gain on sales of loans of $1.1 million, down $1.0 million, from $2.1 million for first nine months of 2022
●	Net interest margin of 2.93%, down 13 basis points, from 3.06% for first nine months of 2022
●	Net loans receivable of $851 million, up $74 million, from $777 million at December 31, 2022

Net Income Summary	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$1,498	1,831	$4,553	5,607
Diluted earnings per share	0.34	0.42	1.04	1.27
Return on average assets (annualized)	0.52%	0.67%	0.55%	0.71%
Return on average equity (annualized)	4.95%	6.30%	5.13%	6.59%

ROCHESTER, MINNESOTA, October 19, 2023 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.2 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the third quarter of 2023, a decrease of $0.3 million, compared to $1.8 million for the third quarter of 2022. Diluted earnings per share for the third quarter of 2023 were $0.34, a decrease of $0.08 from diluted earnings per share of $0.42 for the third quarter of 2022. Net income for the quarter was negatively impacted by a $0.5 million decrease in net interest income between the periods primarily because of a decrease in the net interest margin as a result of increased funding costs. Net income was also negatively impacted by $0.1 million increase in income tax expense because of a valuation reserve that was established on the deferred tax asset as a result of Wisconsin state tax law changes that were enacted during the quarter. These decreases in net income were partially offset by a $0.3 million decrease in the provision for loan losses between the periods.

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President’s Statement

“Maintaining our net interest margin is a challenge in the current rate environment,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The migration of deposits from lower cost transaction accounts to higher rate certificates of deposit accounts combined with the increased use of wholesale funding during the quarter increased our costs of funds. We will continue to focus our efforts on growing our core deposit relationships in order to reduce the impact of these changes on our overall deposit costs in the future.”

Third Quarter Results

Net Interest Income

Net interest income was $7.8 million for the third quarter of 2023, a decrease of $0.5 million, or 5.9%, compared to $8.3 million for the third quarter of 2022. Interest income was $11.5 million for the third quarter of 2023, an increase of $2.9 million, or 33.6%, from $8.6 million for the third quarter of 2022. Interest income increased because of the $51.4 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.15% for the third quarter of 2023, an increase of 89 basis points from 3.26% for the third quarter of 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 2.25% increase in the prime interest rate between the periods.

Interest expense was $3.7 million for the third quarter of 2023, an increase of $3.4 million, or 995.3%, compared to $0.3 million for the third quarter of 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $45.3 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.46% for the third quarter of 2023, an increase of 132 basis points from 0.14% for the third quarter of 2022. The increase in the average rate paid is primarily related to the change in the types of funding sources as more brokered deposits, certificates of deposit, and Federal Home Loan Bank (FHLB) advances were used in the third quarter of 2023 than in the third quarter of 2022. These funding sources generally have higher interest rates than traditional checking and money market accounts. The increase in market interest rates as a result of the 2.25% increase in the federal funds rate between the periods also contributed to higher funding costs in the third quarter of 2023 when compared to the same period in 2022. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2023 was 2.81%, a decrease of 32 basis points, compared to 3.13% for the third quarter of 2022. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

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A summary of the Company’s net interest margin for the three and nine-month periods ended September 30, 2023 and 2022 is as follows:

	For the Three-Month Period Ended
	September 30, 2023			September 30, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$249,489	835	1.33%	$288,747	811	1.11%
Loans held for sale	3,409	56	6.57	1,806	26	5.72
Single family loans, net	254,391	2,637	4.11	187,340	1,646	3.49
Commercial loans, net	537,587	7,099	5.24	465,192	5,270	4.49
Consumer loans, net	45,929	757	6.54	43,403	531	4.86
Other	11,114	143	5.10	64,022	347	2.15
Total interest-earning assets	1,101,919	11,527	4.15	1,050,510	8,631	3.26

Interest-bearing liabilities:
Checking accounts	164,191	280	0.68	159,854	46	0.11
Savings accounts	111,623	27	0.10	126,427	19	0.06
Money market accounts	277,255	1,383	1.98	294,763	207	0.28
Retail certificate accounts	102,894	745	2.87	68,217	64	0.37
Wholesale certificate accounts	95,031	1,179	4.92	5,138	4	0.30
Customer escrows	656	4	2.00	0	0	0.00
Advances and other borrowings	7,804	106	5.40	0	0	0.00
Total interest-bearing liabilities	759,454			654,399
Non-interest checking	248,076			309,616
Other non-interest bearing liabilities	4,364			2,548
Total interest-bearing liabilities and non-interest bearing deposits	$1,011,894	3,724	1.46	$966,563	340	0.14
Net interest income		$7,803			$8,291
Net interest rate spread			2.69%			3.12%
Net interest margin			2.81%			3.13%

	For the Nine-Month Period Ended
	September 30, 2023			September 30, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$259,050	2,430	1.25%	$294,394	2,415	1.10%
Loans held for sale	2,173	103	6.38	2,820	91	4.32
Single family loans, net	229,364	6,782	3.95	177,842	4,593	3.45
Commercial loans, net	529,523	20,136	5.08	458,017	15,229	4.45
Consumer loans, net	46,411	2,150	6.19	42,010	1,476	4.70
Other	9,531	336	4.71	44,950	449	1.34
Total interest-earning assets	1,076,052	31,937	3.97	1,020,033	24,253	3.18

Interest-bearing liabilities:
Checking accounts	165,265	721	0.58	158,665	126	0.11
Savings accounts	115,974	82	0.09	123,896	54	0.06
Money market accounts	267,767	3,087	1.54	271,005	497	0.25
Retail certificate accounts	89,521	1,441	2.15	73,581	222	0.40
Wholesale certificate accounts	73,144	2,635	4.82	5,264	11	0.28
Customer escrows	3,908	59	2.00	0	0	0.00
Advances and other borrowings	7,838	318	5.42	656	5	1.04
Total interest-bearing liabilities	723,417			633,067
Non-interest checking	260,615			303,365
Other non-interest bearing liabilities	3,284			2,511
Total interest-bearing liabilities and non-interest bearing deposits	$987,316	8,343	1.13	$938,943	915	0.13
Net interest income		$23,594			$23,338
Net interest rate spread			2.84%			3.05%
Net interest margin			2.93%			3.06%

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Provision for Credit Losses

The provision for credit losses was $0.3 million for the third quarter of 2023, a decrease of $0.3 million compared to $0.6 million for the third quarter of 2022. The provision for credit losses decreased primarily because of the decrease in loan growth that was experienced in the third quarter of 2023 when compared to the same period in 2022. The provision for credit losses also includes an amount for unfunded commitments that decreased $0.1 million during the third quarter of 2023.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount increased from June 30, 2023 primarily because of the loan growth that was experienced during the quarter. The Company’s qualitative reserve amount also increased during the quarter as a result of the loan growth that was experienced and because of management’s perception that forecasted economic conditions had slightly deteriorated during the quarter. Total non-performing assets were $ 1.1 million at September 30, 2023, a decrease of $0.7 million compared to $1.8 million at June 30, 2023. The decrease is related to a commercial business loan that was reclassified to performing and a previously foreclosed single family property that was sold during the quarter.

A reconciliation of the Company’s allowance for credit losses for the third quarters of 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022 (1)
Balance at June 30,	$11,517	9,644
Provision	444	579
Charge offs:
Commercial real estate	0	(90)
Consumer	0	(8)
Recoveries	6	16
Balance at September 30,	$11,967	10,141
Allocated to:
Collective allowance	$11,803	9,993
Individual allowance	164	148
	$11,967	10,141

(1) The 2022 amounts presented are calculated under prior accounting standard.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	September 30,	June 30,
(Dollars in thousands)	2023	2023
Non‑performing loans:
Single family	$638	$653
Consumer	408	407
Commercial business	35	471
Foreclosed and repossessed assets:
Single family	0	220
Total non‑performing assets	$1,081	$1,751
Total as a percentage of total assets	0.09%	0.16%
Total as a percentage of total loans receivable	0.13%	0.18%
Allowance for credit losses to non-performing loans	1,106.53%	752.44%

Delinquency data:
Delinquencies (1)
30+ days	$3,088	$1,480
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.36%	0.18%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

The increase in delinquencies during the period is primarily related to a $1.3 million loan relationship in the agricultural industry.

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Non-Interest Income and Expense

Non-interest income was $2.2 million for the third quarter of 2023, an increase of $0.1 million, or 6.3%, from $2.1 million for the third quarter of 2022. Other non-interest income increased $0.1 million due primarily to an increase in the income earned on the sales of uninsured investment products between the periods. Gain on sales of loans increased slightly primarily because of an increase in the single family loans that were sold between the periods. Fees and service charges increased slightly between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Loan servicing fees decreased slightly due to a decrease in the aggregate balances of single family loans that were being serviced for others as more serviced loans were paid off than were added to the servicing portfolio between the periods.

Non-interest expense was $7.3 million for the third quarter of 2023, an increase of $0.1 million, or 1.5%, from $7.2 million for the third quarter of 2022. Compensation and benefits expense increased $0.1 million primarily because of annual salary increases and also because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced commercial loan production between the periods. Data processing expense increased $0.1 million due to an increase in system processing charges between the periods. Other non-interest expense increased slightly between the periods primarily because of an increase in FDIC insurance expense due to an increase in assessment rates. These increases in non-interest expenses were partially offset by a $0.1 million decrease in professional services between the periods primarily because of a decrease in legal expenses. Occupancy and equipment expense decreased slightly due primarily to a decrease in non-capitalized equipment costs between the periods.

Income tax expense was $0.9 million for the third quarter of 2023, an increase of $0.1 million from $0.8 million for the third quarter of 2022. The increase in income tax expense between the periods is primarily because of a valuation allowance that was established on our deferred tax asset as a result of Wisconsin state tax law changes that were enacted during the period. This increase in income tax expense was partially offset by a decrease in pre-tax income between the periods.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2023 was 0.52%, compared to 0.67% for the same period of 2022. Return on average equity (annualized) was 4.95% for the third quarter of 2023, compared to 6.30% for the same period in 2022. Book value per common share at September 30, 2023 was $22.68, compared to $20.02 at September 30, 2022.

Nine-Month Period Results

Net Income

Net income was $4.6 million for the nine-month period ended September 30, 2023, a decrease of $1.0 million, or 18.8%, compared to net income of $5.6 million for the nine-month period ended September 30, 2022. Diluted earnings per share for the nine-month period ended September 30, 2023 was $1.04, a decrease of $0.23 per share compared to diluted earnings per share of $1.27 for the same period in 2022. The decrease in net income between the periods was due primarily to a $1.0 million decrease in the gain on sales of loans because of a decrease in mortgage loan sales, a $0.9 million increase in compensation expense due primarily to annual salary increases, a $0.4 million increase in other expenses primarily because of an increase in FDIC insurance expense, and a $0.2 million increase in income tax expense primarily because of a valuation reserve that was established on the deferred tax asset as a result of Wisconsin state tax law changes that were enacted during the period. These decreases in net income were partially offset by a $0.3 million increase in net interest income due to an increase in interest rates and the amount of average interest earning assets outstanding, a $0.3 million decrease in the provision for credit losses, and a $0.3 million decrease in professional expenses due to a decrease in legal fees.

Net Interest Income

Net interest income was $23.6 million for the first nine months of 2023, an increase of $0.3 million, or 1.10%, compared to $23.3 million for the same period of 2022. Interest income was $31.9 million for the first nine months of 2023, an increase of $7.6 million, or 31.7%, from $24.3 million for the first nine months of 2022. Interest income increased because of the $56.0 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.97% for the first nine months of 2023, an increase of 79 basis points from 3.18% for the first nine months of 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 2.25% increase in the prime interest rate between the periods.

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Interest expense was $8.3 million for the first nine months of 2023, an increase of $7.4 million, or 811.8%, compared to $0.9 million for the same period of 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $48.4 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.13% for the first nine months of 2023, an increase of 100 basis points from 0.13% for the first nine months of 2022. The increase in the average rate paid is primarily related to the change in the types of funding sources used between the periods as more brokered deposits, certificates of deposits, and FHLB advances were used in the first nine months of 2023 than in the first nine months of 2022. These funding sources generally have interest rates that are higher than traditional checking and money market accounts. The increase in market interest rates as a result of the 2.25% increase in the federal funds rate between the periods also contributed to the higher funding costs in the first nine months of 2023 when compared to the same period in 2022. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2023 was 2.93%, a decrease of 13 basis points, compared to 3.06% for the first nine months of 2022. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets as a result of the increase in the prime rate between the periods.

Provision for Credit Losses

The provision for credit losses was $0.6 million in the first nine months of 2023, a decrease of $0.3 million compared to $0.9 million for the first nine months of 2022. The provision for credit losses decreased between the periods primarily because the impact on the provision of the additional loan growth that was experienced in the first nine months of 2023 was less than it was for the same period in 2022 under the prior accounting standard.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount increased from December 31, 2022 primarily because of the adoption of Accounting Standard Update (ASU) 2016-13 on January 1, 2023 and also because of the loan growth that was experienced during the first nine months of 2023. The Company’s qualitative reserve amount also increased during the first nine months of 2023 as a result of the loan growth that was experienced and because of management’s perception that forecasted economic conditions had slightly deteriorated during the first nine months of 2023. Total non-performing assets were $1.1 million at September 30, 2023, a decrease of $0.8 million compared to $1.9 million at December 31, 2022. The decrease is related to a commercial business loan that was reclassified to performing and a previously classified non-performing single family property that was foreclosed and sold during the first nine months of 2023.

A reconciliation of the Company’s allowance for credit losses for the nine-month periods ending September 30, 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022
Balance at January 1,	$10,277	9,279
Adoption of Accounting Standard Update (ASU) 2016-13	1,070	0
Provision	612	941
Charge offs:
Consumer	(27)	(24)
Commercial real estate	0	(90)
Recoveries	35	35
Balance at September 30,	$11,967	10,141

On January 1, 2023, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The transition to this ASU resulted in a cumulative-effect adjustment to the allowance for credit losses of $1.1 million, an increase in deferred tax assets of $0.3 million, and a decrease to retained earnings of $0.8 million as of the adoption date. In addition, a liability of $0.1 million was established for projected future losses on unfunded commitments on outstanding lines of credit upon adoption. The projected liability for unfunded commitments decreased $0.1 million during the first nine months of 2023 and the provision for credit losses was decreased to reflect the change.

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The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the most recently completed quarter and December 31, 2022.

	September 30,	December 31,
(Dollars in thousands)	2023	2022
Non‑performing loans:
Single family	$638	$908
Consumer	408	441
Commercial business	35	529
Total non‑performing assets	$1,081	$1,878
Total as a percentage of total assets	0.09%	0.17%
Total as a percentage of total loans receivable	0.13%	0.24%
Allowance for credit losses to non-performing loans	1,106.53%	547.24%

Delinquency data:
Delinquencies (1)
30+ days	$3,088	$1,405
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.36%	0.18%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

The increase in delinquencies during the period is primarily related to a $1.3 million loan relationship in the agricultural industry.

Non-Interest Income and Expense

Non-interest income was $6.1 million for the first nine months of 2023, a decrease of $0.8 million, or 12.4%, from $6.9 million for the first nine months of 2022. Gain on sales of loans decreased $1.0 million between the periods because of a decrease in single family loan sales due primarily to an increase in the amount of originated mortgage loans that were placed into the loan portfolio. The increase in mortgage loans that were placed into the portfolio was the result of a targeted effort to originate loans to our executive banking clients. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of single family loans that were being serviced for others. These decreases were partially offset by a $ 0.1 million increase in fees and service charges between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Other non-interest income increased $0.1 million due primarily to an increase in the gains realized on equity securities between the periods.

Non-interest expense was $22.4 million for the first nine months of 2023, an increase of $1.0 million, or 4.8%, from $21.4 million for the first nine months of 2022. Compensation and benefits expense increased $0.9 million primarily because of annual salary increases and also because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced commercial loan production between the periods. Other non-interest expense increased $0.4 million primarily because of an increase in FDIC insurance expense due to an increase in assessment rates between the periods. Data processing expenses increased $0.2 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. These increases in non-interest expense were partially offset by a $0.3 million decrease in professional services expense between the periods primarily because of a decrease in legal expenses relating to a bankruptcy litigation claim that was settled in the first quarter of 2022. Occupancy and equipment expense decreased $0.1 million due primarily to a decrease in noncapitalized software costs between the periods.

Income tax expense was $2.1 million for the first nine months of 2023, a decrease of $0.2 million from $2.3 million for the first nine months of 2022. The decrease in income tax expense is the result of a decrease in pre-tax income between the periods. This decrease was partially offset by an increase in income tax expense because of a valuation allowance that was established on the deferred tax asset as a result of Wisconsin state tax law changes that were enacted during the period.

Return on Assets and Equity

Return on average assets (annualized) for the first nine months of 2023 was 0.55%, compared to 0.71% for the same period of 2022. Return on average equity (annualized) was 5.13% for the first nine months of 2023, compared to 6.59% for the same period in 2022. Book value per common share at September 30, 2023 was $22.68, compared to $20.02 at September 30, 2022.

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General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” “may,” “project” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: enacted and expected changes to the federal funds rate and the resulting impacts on consumer deposits, loan originations, and related aspects of the Bank’s business; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for credit losses; anticipated future levels of the provision for credit losses; anticipated level of future asset growth; anticipated ability to maintain and grow core deposit relationships; anticipated impact of tax law changes on future taxable state income; anticipated level of future core deposit growth; and the payment of dividends by HMN.

A number of factors, many of which may be amplified by deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; adverse developments affecting the financial services industry, such as recent bank failures or concerns involving liquidity; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2023	2022
	(unaudited)
Assets
Cash and cash equivalents	$46,676	36,259
Securities available for sale:
Mortgage-backed and related securities (amortized cost $188,199 and $216,621)	163,849	192,688
Other marketable securities (amortized cost $55,632 and $55,698)	54,318	53,331
Total securities available for sale	218,167	246,019

Loans held for sale	1,898	1,314
Loans receivable, net	850,760	777,078
Accrued interest receivable	3,868	3,003
Mortgage servicing rights, net	2,780	2,986
Premises and equipment, net	16,128	16,492
Goodwill	802	802
Prepaid expenses and other assets	4,067	3,902
Deferred tax asset, net	9,025	8,347
Total assets	$1,154,171	1,096,202

Liabilities and Stockholders’ Equity
Deposits	$1,043,588	981,926
Accrued interest payable	2,377	298
Customer escrows	4,649	10,122
Accrued expenses and other liabilities	1,787	6,520
Total liabilities	1,052,401	998,866
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662 outstanding 4,487,362 and 4,480,976	91	91
Additional paid-in capital	41,127	41,013
Retained earnings, subject to certain restrictions	141,175	138,409
Accumulated other comprehensive loss	(18,498)	(19,761)
Unearned employee stock ownership plan shares	(918)	(1,063)
Treasury stock, at cost 4,641,300 and 4,647,686 shares	(61,207)	(61,353)
Total stockholders’ equity	101,770	97,336
Total liabilities and stockholders’ equity	$1,154,171	1,096,202

(Page 9 of 11)

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest income:
Loans receivable	$10,549	7,473	29,171	21,389
Securities available for sale:
Mortgage-backed and related	566	691	1,818	2,126
Other marketable	269	120	612	289
Other	143	347	336	449
Total interest income	11,527	8,631	31,937	24,253

Interest expense:
Deposits	3,614	340	7,966	910
Customer escrows	4	0	59	0
Advances and other borrowings	106	0	318	5
Total interest expense	3,724	340	8,343	915

Net interest income	7,803	8,291	23,594	23,338

Provision for credit losses (1)	318	579	566	941
Net interest income after provision for credit losses	7,485	7,712	23,028	22,397

Non-interest income:
Fees and service charges	857	821	2,495	2,397
Loan servicing fees	390	406	1,181	1,188
Gain on sales of loans	463	414	1,092	2,096
Other	474	413	1,318	1,264
Total non-interest income	2,184	2,054	6,086	6,945

Non-interest expense:
Compensation and benefits	4,455	4,355	13,719	12,805
Occupancy and equipment	893	918	2,757	2,865
Data processing	566	513	1,616	1,443
Professional services	245	306	774	1,095
Other	1,122	1,082	3,565	3,201
Total non-interest expense	7,281	7,174	22,431	21,409
Income before income tax expense	2,388	2,592	6,683	7,933
Income tax expense	890	761	2,130	2,326
Net income	1,498	1,831	4,553	5,607
Other comprehensive income (loss), net of tax	(1,688)	(7,189)	1,263	(23,458)
Comprehensive income (loss) available to common stockholders	$(190)	(5,358)	5,816	(17,851)
Basic earnings per share	$0.34	0.42	1.05	1.28
Diluted earnings per share	$0.34	0.42	1.04	1.27

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

(Page 10 of 11)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
I. OPERATING DATA:
Interest income	$11,527	8,631	31,937	24,253
Interest expense	3,724	340	8,343	915
Net interest income	7,803	8,291	23,594	23,338

II. AVERAGE BALANCES:
Assets (1)	1,139,750	1,088,301	1,113,180	1,058,020
Loans receivable, net	837,907	695,935	805,298	677,869
Securities available for sale (1)	249,489	288,747	259,050	294,394
Interest-earning assets (1)	1,101,919	1,050,510	1,076,052	1,020,033
Interest-bearing liabilities and non-interest bearing deposits	1,011,894	966,563	987,316	938,943
Equity (1)	120,006	115,183	118,690	113,783

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.52%	0.67%	0.55%	0.71%
Interest rate spread information:
Average during period	2.69	3.12	2.84	3.05
End of period	2.75	3.27	2.75	3.27
Net interest margin	2.81	3.13	2.93	3.06
Ratio of operating expense to average total assets (annualized)	2.53	2.62	2.69	2.71
Return on average common equity (annualized)	4.95	6.30	5.13	6.59
Efficiency	72.90	69.35	75.58	70.70

	September 30,	December 31,	September 30,
	2023	2022	2022
IV. EMPLOYEE DATA:
Number of full time equivalent employees	159	165	168

V. ASSET QUALITY:
Total non-performing assets	$1,081	1,878	1,811
Non-performing assets to total assets	0.09%	0.17%	0.17%
Non-performing loans to total loans receivable	0.13	0.24	0.24
Allowance for credit losses (2)	$11,967	10,277	10,141
Allowance for credit losses to total assets (2)	1.04%	0.94%	0.97%
Allowance for credit losses to total loans receivable (2)	1.39	1.30	1.35
Allowance for credit losses to non-performing loans (2)	1,106.53	547.24	559.85

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$22.68	21.72	20.02

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Nine Months Ended September 30, 2022
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.82%	8.88%	8.56%
Average stockholders’ equity to average assets (1)	10.66	10.73	10.75
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	108.99	108.65	108.64
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.11	11.48	11.47
Tier 1 capital leverage ratio	8.93	9.14	8.95
Tier 1 capital ratio	11.11	11.48	11.47
Risk-based capital	12.37	12.65	12.66

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

(2)	The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

(Page 11 of 11)